Filed pursuant to Rule 433
Registration No. 333-108760
South Carolina Electric and Gas Company
FINAL TERM SHEET
Dated: June 20, 2006

Issuer:	South Carolina Electric and Gas Company

Size:	$125,000,000

Maturity:	July 1, 2036

Coupon (Interest Rate):	6.25%

Yield to Maturity:	6.275%

Spread to Benchmark Treasury:	100 basis points (1.00%)

Benchmark Treasury:	5.375% U.S. Treasury due February 15, 2031

Benchmark Treasury Price and Yield:	101-11+ / 5.275%

Interest Payment Dates:	January 1 and July 1, commencing January 1, 2007

Redemption Provision:	Make whole call + 15 basis points (0.15%)

Price to Public:	99.663%

Settlement Date:	June 27, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or emailing:

Banc of America Securities LLC —	1-800-294-1322 (toll free) dg.prospectus_distribution@bofasecurities.com

UBS Securities LLC —	1-888-722-9555, extension 1088 (toll free)

Wachovia Capital Markets, LLC —	1-800-326-5897 (toll free)